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                                                                   Exhibit 10.10


Certain portions of this Exhibit have been omitted pursuant to a request for "Confidential Treatment" under Rule 24b-2 of the Securities and Exchange Commission. Such portions have been redacted and bracketed in the request and appear as [ ] in the text of this Exhibit. The omitted confidential information has been filed with the Securities and Exchange Commission.


                    AGREEMENT FOR EXTENDING THE DEADLINE OF
                        FOREIGN INVESTMENT CONTRIBUTION

The China Card IC (Shanghai) Company Limited, represented by the Shandong Huang Tai Industrial Group (hereinafter as Party A), has registered to establish a joint venture with the American Pacific Aviation Technology Company Limited (hereinafter as Party B) on March 21, 2000. The total investment of the joint
venture is RMB$[       ], with a registered capital of RMB$[       ]. Party A
shall contribute RMB$[       ] in cash and Party B shall contribute in foreign
exchange RMB$[       ] (Party B shall make the contribution in US currency
which shall be converted to RMB based on the same date foreign exchange rate announced by the People's Republic of China Foreign Exchange Administration). Both parties shall contribute 50% of the total investment. The registered capital of the joint venture shall be paid by installment by both parties according to the ratio of contribution. Of which, Party A shall pay 50% of said
capital in the amount of RMB$[       ] by April 15, and another 50% in the
amount of RMB$[       ] by July 31; and Party B shall pay RMB$[       ] by
August 10 (Party B shall make the contribution in US currency which shall be converted to RMB based on the same date foreign exchange rate announced by the People's Republic of China Foreign Exchange Administration). As of to date, contribution by the Chinese partner has been received. Contribution by the foreign partner is yet to be received due to the fact that the company is in the process of going public. After discussion, the Board of Directors has agreed to extend the deadline of the investment contribution. The following agreement is therefore made between Party A and Party B to extend the deadline of investment contribution:

I.    Extend the deadline of foreign investment contribution:
II.   The new deadline of contribution is now set for late October, 2000: and
III.  By said time the foreign partner shall make a contribution of
      RMB$[       ] (Party B shall make the contribution in US currency which shall be converted to RMB based on the same date foreign exchange rate announced by the People's Republic of China Foreign Exchange Administration).

This resolution shall become effective upon the date the Board of Directors approves. It shall also be submitted for approval by the appropriate governmental department.

Party A: The Shandong Huang Tai Industrial Group
Legal Representative

Party B: American Pacific Aviation Technology Company Limited
Legal Representative
August 12, 2000